EXHIBIT 10.4

AMENDMENT TWO TO THE
DIRECTORS’ DEFERRED COMPENSATION PLAN OF
DUKE-WEEKS REALTY CORPORATION

This Amendment Two to the Directors’ Deferred Compensation Plan of Duke-Weeks Realty Corporation, as heretofore amended (the “Plan”), is hereby adopted this 26th day of October, 2005, by Duke Realty Corporation (the “Corporation”).  Each capitalized term not otherwise defined herein has the meaning set forth in the Plan.

WITNESSETH:

WHEREAS, the Corporation adopted the Plan for the purposes set forth therein; and

WHEREAS, pursuant to Section 7.1 of the Plan, the Executive Compensation Committee of the Board of Directors of the Corporation (the “Committee”) has the right to amend the Plan in whole or in part; and

WHEREAS, the Committee has approved and authorized this Amendment Two to the Plan;

NOW, THEREFORE, pursuant to the authority reserved to the Committee under Section 7.1 of the Plan, the Plan is hereby amended, effective as of the date hereof, in the following particulars:

1.  By deleting Section 2.8 and replacing it with the following:

“2.8.        “Fees” means the two forms of fees paid to a Director for services as a member of the Board.  The first form of Fees is Stock Fees which consist of (i) that portion of a Director’s compensation paid in the form of Duke Stock under the Duke Realty Corporation 2005 Non-Employee Directors Compensation Plan or any successor thereto and (ii) that portion of a Director’s compensation paid in the form of Restricted Stock Units granted in 2006 or later pursuant to the Duke Realty Corporation 2005 Non-Employee Directors Compensation Plan.  The second form of Fees is Cash Fees, which consists of that portion of a Director’s compensation paid in the form of cash pursuant to the Duke Realty Corporation 2005 Non-Employee Directors Compensation Plan.”

2.  By deleting Section 2.12 and replacing it with the following, and by changing all references to “Duke-Weeks Stock” in the Plan to “Duke Stock”:

“2.12.      “Duke Stock” means the common stock, $0.01 par value, of Duke Realty Corporation.”

3.  By deleting Section 4.3 and replacing it with the following:

“4.3.        Stock Subaccount.  Any Stock Fees deferred under this Plan and all amounts transferred hereto from the stock subaccounts under the Weeks Plan shall automatically be treated as being allocated to a corresponding Stock Subaccount, on a share-for-share basis after taking into account, for transfers from the Weeks Plan, the conversion of Weeks Corporation common stock into Duke Stock.  Such allocation shall be made as of (i) the day on which Duke-Weeks would have otherwise paid such Duke Stock to the Director under the 1996 Directors’ Stock Payment Plan of Duke Realty Investments, Inc. or (ii) July 2, 1999 in the case of stock subaccounts under the Weeks Plan which are transferred to this Plan, as the case may be, or (iii) the day immediately preceding the day on which shares of Duke Stock would have been issued to the holder of Restricted Stock Units granted pursuant to the Duke Realty Corporation 2005 Non-Employee Directors Compensation Plan but for this deferral.  Any Cash Fees that a Director elects to defer into his or her Stock Subaccount shall be deemed to be used to purchase shares of Duke Stock.  The number of shares deemed to be purchased shall be determined by dividing the deferrals allocated to the Stock Subaccount as of any date by the per share closing price of Duke Stock on such date as reported by the New York Stock Exchange.”

All other provisions of the Plan shall remain the same.

IN WITNESS WHEREOF, Duke Realty Corporation, by a duly authorized officer, has executed this Amendment Two to the Directors’ Deferred Compensation Plan of Duke-Weeks Realty Corporation, this 26th day of October, 2005.

DUKE REALTY CORPORATION

By:	/s/ Dennis D. Oklak
Dennis D. Oklak
Chairman of the Board and Chief Executive Officer